COLFAX CORPORATION

ANNUAL INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE APRIL 2, 2012)

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COLFAX CORPORATION

ANNUAL INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE APRIL 2, 2012)

Subject to approval of the Plan by shareholders, Colfax Corporation, a Delaware corporation (the “Company”) hereby adopts the terms of its Annual Incentive Plan, as amended and restated effective April 2, 2012 (the “Plan”), as follows:

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers and key employees, and to motivate such persons to serve the Company and its Affiliates. Remuneration payable under the Plan is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended and Section 1.162-27 of the Treasury Regulations thereunder and the Plan shall be construed consistently with this purpose.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents the following definitions shall apply:

2.1          “Affiliate” means, with respect to the Company, any company or other trade or business that is controlled by the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

2.2          “Annual Incentive Award” means a bonus payable subject to attainment of performance goals over a Performance Period of up to one year (the Company’s fiscal year, unless otherwise specified by the Committee).

2.3          “Board” means the Board of Directors of the Company.

2.4          “Cause” means, as determined by the Board and unless otherwise provided in an applicable agreement with the Company: (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Participant and the Company or any Affiliate of the Company.

2.5          “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.6          “Committee” means the Compensation Committee of the Board, which shall be comprised of not less than two directors of Colfax, each of whom shall qualify in all respects as an “outside director” for purpose of Code Section 162(m) and Section 1.162-27(e)(3) of the Regulations.

2.7          “Company” means Colfax Corporation.

2.8          “Participant” means, with respect to a Performance Period, each eligible officer or key employee designated by the Committee to receive an annual bonus payment contingent of achievement of specified performance goals.

2.9          “Performance Measures” means measures as described in Section 5.1.4 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Annual Incentive Awards as performance-based compensation under Section 162(m).

2.10         “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Annual Incentive Award.

2.11         “Plan” means this Colfax Corporation Annual Incentive Plan, as amended and restated effective April 2, 2012.

2.12         “Stock” means the common stock, per value $0.001 per share of the Company; provided, however, that to the extent an annual bonus payment made pursuant to this Plan is paid in Stock, the number of shares of Stock so delivered shall be drawn solely from Stock available for awards under the Colfax Corporation 2008 Omnibus Incentive Plan or any successor plan or any other equity plan of the Company.

2.13         “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

3.	ADMINISTRATION OF THE PLAN

3.1.	Committee.

The Plan shall be administered by the Committee. The Committee shall have the authority to establish and administer the performance goal and to certify the attainment of the performance goals as described in Section 5.2 below. The Committee shall have the full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to make awards under the Plan and to exercise negative discretion pursuant to Section 5.1.3 below. The Committee may take action at a meeting or by written consent in accordance with the Company’s bylaws. The performance goals may be ratified by the Board.

In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel and other persons to assist or render advice to the Committee, all at the expense of the Company. Any determinations made by the Committee in connection with the Plan shall be final and binding on the Company, its Affiliates, Subsidiaries and their respective stockholders and each Participant in the Plan.

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3.2.	Deferral Arrangement.

The Board may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or earnings. Any such deferrals shall be made in a manner that complies with Code Section 409A.

4.	ELIGIBILITY

Eligibility under this Plan is limited to eligible officers and key employees designated by the Committee, in its discretion. Upon such designation for a Performance Period, the executive shall become a “Participant” under the Plan.

5.	ANNUAL INCENTIVE AWARDS

5.1.	Granting Annual Incentive Awards.

The Committee may grant an Annual Incentive Award to each Participant. In doing so, the Committee shall establish the performance goals applicable to determination of each such Participant’s Annual Incentive Award. The maximum Annual Incentive Award payable to a Participant under this Plan for a fiscal year shall be $5,000,000.

5.1.1.	Performance Goals Generally.

The performance goals for Annual Incentive Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 5.1. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Awards shall be granted and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant and/or settlement of such Annual Incentive Awards. Performance goals may differ for Annual Incentive Awards granted to any one Participant or to different Participants.

5.1.2.	Timing For Establishing Performance Goals.

Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to the Annual Incentive Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

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5.1.3.	Settlement of Awards; Other Terms.

Settlement of Annual Incentive Awards shall be in cash, Stock or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with an Annual Incentive Award. The Committee shall specify the circumstances in which Annual Incentive Awards shall be paid or forfeited in the event of termination of service by the Participant prior to the end of a Performance Period or settlement of awards.

5.1.4.	Performance Measures.

The performance goals established by the Committee shall be based on one or more of the following Performance Measures:

(a)          net earnings or net income;

(b)         operating earnings;

(c)         pretax earnings;

(d)         pre-tax earnings per share;

(e)         earnings per share;

(f)          share price, including growth measures and total stockholder return;

(g)         earnings before interest and taxes;

(h)         earnings before interest, taxes, depreciation and/or amortization;

(i)          earnings before interest, taxes, depreciation and/or amortization as adjusted to exclude any one or more of the following:

o         stock-based compensation expense;

o         income from discontinued operations;

o         gain on cancellation of debt;

o         debt extinguishment and related costs;

o         restructuring, separation and/or integration charges and costs;

o         reorganization and/or recapitalization charges and costs;

o         impairment charges;

o         gain or loss related to investments;

o         sales and use tax settlement; and

o         gain on non-monetary transaction.

(j)         sales or revenue growth, whether in general, by type of product or service, or by type of customer;

(k)        gross or operating margins;

(l)         return measures, including total shareholder return, return on assets, capital, investment, equity, sales or revenue;

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o	operating cash flow;
o	free cash flow, defined as earnings before interest, taxes, depreciation and/or amortization (as adjusted to exclude any one or more of the items that may be excluded pursuant to earnings before interest, taxes, depreciation and/or amortization above) less capital expenditures;
o	cash flow return on equity; and
o	cash flow return on investment;
(n)	productivity ratios;
(o)	expense targets;
(p)	market share;
(q)	working capital targets;
(r)	completion of acquisitions of businesses or companies;
(s)	completion of divestitures and asset sales;
(t)	debt repayment targets, and debt/equity ratios; and
(u)	any combination of the foregoing business criteria.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (e) above as compared to various stock market indices.

5.1.5.	Evaluation of Performance.

The Committee may provide with respect to Annual Incentive Awards that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Participants, they shall be pescribed in a form that meets ther equirements of Code Section 162(m) for deductibility.

5.1.6.	Adjustment of Performance-Based Compensation.

The Committee shall retain the discretion to adjust any Awards downward, either on a formula or discretionary basis, or any combination as the Committee determines. Annual Incentive Awards may not be adjusted upward from the level of performance achieved.

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5.1.7.	Board Discretion.

In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining shareholder approval provided the exercise of such discretion does not violate Code Section 409A. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as performance-based compensation under Section 162(m), the Committee may make such grants without satisfying the requirements of Code Section 162(m) and grant and/or settlement on Performance Measures other than those set forth in Section 5.1.4.

5.2.	Determination of Annual Incentive Award.

Payment of a Participant’s Annual Incentive Award, if any, is subject to certification by the Committee that the performance goals have been satisfied to a particular extent and any other material terms and conditions for the earning and payment of the Annual Incentive Award have been satisfied. The amount of payment shall be further subject to the Committee’s right, in its sole discretion, to reduce the Annual Incentive Award amount as so determined. The Committee’s determination is final and binding and the Participant shall have no right to receive the amount by which the Annual Incentive Award potential was reduced from the amount designated as payable upon achievement of the performance goals at a particular level. In no event shall an Annual Incentive Award be paid to a Participant unless and until the Plan has been approved by the Company’s stockholders in the manner and to the extent required by Section 162(m).

6.	general provisions

6.1.	Disclaimer of Rights.

No provision in the Plan or in any Annual Incentive Award shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Participant under the terms of the Plan.

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6.2.	Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable.

6.3.	Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock, if any, pursuant to an award.

6.4.	Captions.

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

6.5.	Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

6.6.	Number and Gender.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

6.7.	Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

6.8.	Governing Law.

The validity and construction of this Plan and the instruments evidencing the Awards hereunder shall be governed by the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

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6.9.	Section 409A of the Code.

The Board intends to comply with Section 409A of the Code (“Section 409A”), or an exemption to Section 409A, with regard to awards hereunder that constitute or otherwise would constitute nonqualified deferred compensation within the meaning of Section 409A. To the extent that the Board determines that a Participant would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Board.

6.10.	Amendment and Termination.

The Board shall have the right to amend, modify, suspend or terminate the Plan from time to time, but no such amendment, modification, suspension or termination shall, without prior approval of the Company’s stockholders, alter the business criteria on which the performance goals are based, increase the dollar maximum for an annual bonus under Section 5.1 or materially modify the requirements regarding eligibility for participation in the Plan, nor shall any such amendment, modification or termination impair, without the consent of the Participant affected, any Annual Incentive Award payment that has been certified and approved by the Committee prior to the effective date of the amendment, modification, suspension or termination.

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To record the amendment and restatement of the Plan by the Board, on April 2, 2012 subject approval of the performance measures by the stockholders, the Company has caused its authorized officer to execute the Plan.

COLFAX CORPORATION

By:	/s/ William Rothenbach
Name:	William Rothenbach
Title:	SVP, Human Resources

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